Exhibit 99.32

American Rebel Light Beer is Delivering Powerful Sales Performance and Increasing Market Share Momentum at its Inaugural Debut at the Knoxville Nationals, Approximately 25,000 Fans Expected Saturday

Patriotic Lifestyle Brand Captures High-Speed Action and Deep Community Engagement to Reach Core Consumer Base with a “Better-for-You” Light Lager Alternative

American Rebel Holdings Inc. (NASDAQ: AREB) and American Rebel Light Beer are thrilled to introduce our latest Motorsports Sponsorship- Spencer Bayston’s No. 14 Sprint Car

Nashville, TN, Aug. 08, 2025 (GLOBE NEWSWIRE) — [NASDAQ: AREB] — American Rebel Holdings, Inc., (NASDAQ: AREB), America’s Patriotic Brand (www.americanrebel.com) and the creator of American Rebel Light Beer (www.americanrebelbeer.com) and the country’s fastest-growing patriotic lifestyle brand, is making a bold statement at the 2025 Knoxville Nationals with high-speed action on the track and strategic, grassroots engagement off it. The company is successfully leveraging its flagship sponsorship of a world-class motorsports event to connect with a core demographic of loyal, patriotic fans and solidify American Rebel Light as their beer of choice.

“ American Rebel Light wasn’t brewed to fit in—it was made to stand tall and take the lead. It’s for the bold, the fast, the unapologetically patriotic. Hard-working Americans who love their country, love their freedom, and don’t take orders from anyone. From dirt tracks to drag strips, from backyards to big stages—Rebel Light is the beer of race fans, music lovers, and freedom fighters. They don’t ask for permission. They just Rebel Up. And now, they’re demanding Rebel Light everywhere.” Andy Ross, CEO, American Rebel Holdings, Inc. “Rebel Light is coming hard with aggressive expansion, top-tier distribution, and zero compromise. We’re the fastest-growing beer in America—and if you believe in freedom, flavor, and flying your flag high, it’s time to join the rebellion. Crack open a cold one and make your stand. This is your beer. This is your moment. This is Rebel Light.”

BUCKLE UP AND
REBEL UP
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AMERICAN REBEL light
BAYSTON
AMERICAN REBEL light
AMERICAN REBEL light
America's Patriotic
WELCOME TO THE TEAM!
AMERICAN REBEL light
EST 1776
JMR
JASON MEYERS RACING
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American Rebel Light Beer Powers Spencer Bayston’s No. 14 Car at Knoxville Nationals

As the flagship sponsor of sprint car driver Spencer Bayston, American Rebel Light is front and center in one of the most iconic motorsports events in the country. Bayston, driving the American Rebel Light No. 14 car for Jason Meyers Racing, LLC, delivered a strong performance in last night’s preliminary feature, finishing 7th overall in a stacked field of elite competitors. His consistent speed and aggressive driving have earned him a spot in Saturday’s championship lineup, where he’ll compete for a top finish under the American Rebel Light banner. The car’s clean, bold design and unmistakable branding have made it one of the most photographed entries of the week, capturing attention from fans, media, and sponsors alike.American Rebel Light Beer Proudly Introduces Spencer Bayston’s No. 14 Car, Dominating the Track at Knoxville Nationals

Tonight’s schedule at Knoxville Raceway includes the Hard Knox Qualifier, where drivers battle for final transfer spots into Saturday’s A-Main. Saturday night marks the Knoxville Nationals Championship Feature, the crown jewel of sprint car racing, drawing over 25,000 fans and the sport’s biggest names. American Rebel Light will be represented not only on the track but across the venue with signage and branded fan giveaways.

American Rebel Light Beer: Fueling Race Fans and Patrons at the Legendary Dingus Lounge

Beyond the track, American Rebel is proud to have a pivotal partnership with the legendary Dingus Lounge Dingus Lounge | Facebook), a historic bar located directly across from Knoxville Raceway that is known as the “unofficial headquarters for sprint car fans”. Throughout Nationals week, American Rebel Light is the featured promotional special, with branded swag, signage, and street team activations bringing the brand’s patriotic vibe to life. This partnership reinforces American Rebel’s commitment to supporting local businesses and connecting with the community that fuels the sport.

“This is what American Rebel is all about,” said Todd Porter, President of American Rebel Beverage. “We’re proud to support a talented driver - Spencer Bayson, a world-class team - Jason Meyers Racing, and a legendary racetrack - Knoxville — and thrilled to be across the street at Dingus, raising a can with the fans who make this sport great. Knoxville is Sprint Car country, and American Rebel Light belongs here.”

Iowa Distribution Kickoff – Mahaska Bottling Company

Mahaska Bottling Company is a 7th-generation, family-owned distributor headquartered in Oskaloosa, Iowa. Our partnership with Mahaska marks a major milestone in Midwest expansion, with Rebel Light Beer now available at Knoxville Raceway and Dingus Lounge, “Iowa’s Most Notorious Bar.”

For consumers seeking a beer that aligns with their values and a healthier lifestyle, American Rebel Light is the clear answer. It is a Premium Domestic Light Lager that is all-natural, crisp, clean, and bold, brewed without added supplements and free of corn, rice, or other sweeteners typically found in mass-produced beers. At approximately 100 calories, 3.2 carbohydrates, and 4.3% alcoholic content per 12 oz serving, it offers a high-quality, balanced option for those who love great beer but prefer a more balanced lifestyle.

American Rebel Light Beer – Making Beer Healthy Again – and Better for You

With approximately 100 calories, 3.2 carbohydrates, and 4.3% ABV per 12 oz serving, American Rebel Light Beer - America’s Patriotic, God Fearing, Constitution Loving, National Anthem Signing, Stand Your Ground Beer - delivers a clean, all-natural domestic lager brewed without corn, rice, or added sweeteners. It’s a better-for-you option that doesn’t compromise on taste or identity.

About American Rebel Holdings, Inc. (NASDAQ: AREB)

American Rebel Holdings, Inc. is a patriotic lifestyle brand rooted in American values. Through its beverage division, the Company delivers bold, refreshing products that resonate with freedom-loving consumers nationwide.

American Rebel began as a designer and marketer of branded safes and personal security products and has since grown into a diversified patriotic lifestyle company with offerings in beer, branded safes, apparel, and accessories. With the introduction of American Rebel Light Beer, the company is now making waves in the beverage space.

Learn more at www.americanrebel.com

Watch the American Rebel Story as told by our CEO Andy Ross: The American Rebel Story

About American Rebel Light Beer

American Rebel Light is more than just a beer – it’s a celebration of freedom, passion, and quality. Brewed with care and precision, our light beer delivers a refreshing taste that’s perfect for every occasion.

Since its launch in September 2024, American Rebel Light Beer has rolled out in Tennessee, Connecticut, Kansas, Kentucky, Ohio, Iowa, Missouri, North Carolina, Florida, Indiana, Virginia, Mississippi and Minnesota. For more information about the launch events and the availability of American Rebel Beer, please visit americanrebelbeer.com or follow us on social media platforms (@AmericanRebelBeer).

American Rebel Light is a Premium Domestic Light Lager Beer – all-natural, crisp, clean and bold with a lighter feel. At approximately 100 calories, 3.2 carbohydrates, and 4.3% alcoholic content per 12 oz serving, it delivers a lighter option for those who love great beer but prefer a more balanced lifestyle. It’s brewed without added supplements and doesn’t contain corn, rice, or other sweeteners typically found in mass-produced beers.

Media Inquiries

Matt Sheldon

Matt@Precisionpr.co

917-280-7329

American Rebel Beer Distribution Opportunities

Todd Porter

President, American Rebel Beverage

tporter@americanrebelbeer.com

American Rebel Holding, Inc. Investor Relations

ir@americanrebelbeer.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc. (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts,” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of our continued sponsorship of high profile events, success and availability of the promotional activities, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2025. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.